Exhibit 99.1
NetApp Prices $1.1 Billion of Its 1.75% Convertible Senior Notes Due 2013
Sunnyvale, Calif. — June 5, 2008 — NetApp (NASDAQ: NTAP) announced today that it has priced $1.1 billion aggregate principal amount of 1.75% convertible senior notes due in 2013. The notes will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. NetApp also granted the initial purchasers of the notes an option to purchase up to an additional $165 million aggregate principal amount of notes solely to cover over-allotments. The sale is expected to close on June 10, 2008, subject to customary closing conditions.
The notes will be convertible, subject to certain conditions, into cash up to the principal amount of notes and, with respect to any excess conversion value, into shares of NetApp’s common stock. The notes will have an initial conversion rate of 31.4006 shares of common stock per $1,000 principal amount of notes (which is subject to adjustment in certain circumstances). This represents an initial effective conversion price of approximately $31.85 per share. The initial conversion price represents a premium of 35% to the closing price of NetApp’s common stock on June 4, 2008, which was $23.59 per share.
The notes will be unsecured, unsubordinated obligations of NetApp, and interest will be payable semi-annually in cash at a rate of 1.75% per annum, and will be convertible upon satisfaction of certain conditions. NetApp estimates that the net proceeds from the offering will be approximately $1,077 million, after deducting initial purchasers’ discounts and estimated offering expenses. The notes will mature on June 1, 2013.
In connection with the offering, NetApp has entered into convertible note hedge transactions with counterparties (the “hedge counterparties”), some of which are affiliates of the initial purchasers of the notes, and intends to use a portion of the net proceeds from this offering to pay for the convertible note hedge transactions. NetApp has also entered into separate warrant transactions with the hedge counterparties and will use the proceeds of those warrant transactions to partially offset the cost of the convertible note hedge transactions. The warrants have an exercise price of $41.28, which is approximately 75 percent above the closing price of NetApp’s common stock on June 4, 2008. In connection with the convertible note hedge and warrant transactions, the hedge counterparties have advised NetApp that they or their affiliates expect to enter into various derivative transactions with respect to the common stock of NetApp and/or purchase common stock of NetApp or other securities linked to or referencing NetApp’s common stock concurrently with or shortly after the pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of the common stock of NetApp concurrently with or after the pricing of the notes. In addition, the hedge counterparties or their affiliates may from time to time enter into or unwind various derivative transactions with respect to the common stock of NetApp and/or purchase or sell common stock of NetApp or other securities linked to or referencing NetApp’s common stock in secondary market transactions (and are likely to do so during any observation period relating to the conversion of the notes). These activities could have the effect of decreasing the price of the common stock of NetApp and could adversely affect the price of the notes during any observation period related to the conversion of notes.
NetApp expects to use (i) approximately $273.6 million of the net proceeds of the offering to repurchase shares of its common stock in negotiated transactions with institutional investors, through one or more of the initial purchasers as its agent, concurrently with the offering, (ii) a portion of the net proceeds for the cost of the convertible note hedge transactions described above, after such cost is offset by the proceeds received from the warrant transactions described above, and (iii) any remaining net proceeds for general corporate purposes, including capital expenditures, possible future stock repurchases, working capital and potential acquisitions and strategic transactions. The repurchase of such shares in connection with the offering could have the effect of raising or maintaining the market price of the common stock above levels that would otherwise have prevailed, or preventing, slowing or delaying a decline in such price. If the initial purchasers exercise the over-allotment option, NetApp intends to use any proceeds therefrom to enter into additional convertible note hedge transactions and for general corporate purposes, and in such event also intends to enter into additional warrant transactions, which would result in the receipt of additional proceeds.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of NetApp common stock into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.
Cautionary Statement:
The statements in this release relating to the offering and the expected use of proceeds from the offering are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not NetApp will consummate the offering, prevailing market conditions, the anticipated use of the proceeds of the offering which could change as a result of market conditions or for other reasons, the fact that future share repurchases will depend upon market conditions, interest rates and corporate considerations and the impact of general economic, industry or political conditions in the United States or internationally.
Stockholders of NetApp are cautioned not to place undue reliance on its forward-looking statements, which speak only as of the date such statements are made. NetApp does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this June 4, 2008 press release, or to reflect the occurrence of unanticipated events.

Press Contact:
NetApp PR Hotline
Ph: (408) 822-3287
xdl-uspr@netapp.com